Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LEONABIO, INC.

LeonaBio, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify as follows:

1.
The Company was originally incorporated under the name of M3 Biotechnology, Inc., and the original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on October 27, 2015.

2.
This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company, as amended, was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors of the Company and the stockholders of the Company.

3.
Section 1 of Article IV of the Amended and Restated Certificate of Incorporation of the Company, as amended, is hereby amended and restated in its entirety to read as follows:

“Section 1. This Company is authorized to issue two classes of stock, to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of stock that the Company shall have authority to issue is 500,000,000 shares, of which 400,000,000 shares are Common Stock, $0.0001 par value per share, and 100,000,000 shares are Preferred Stock, $0.0001 par value per share.”

4.
This Certificate of Amendment shall become effective on March 18, 2026, at 11:59 pm Eastern Time.

[signature page follows]

Exhibit 3.1

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company, as amended, to be signed by a duly authorized officer of the Company, on March 18, 2026.

LEONABIO, INC. /s/ Mark Litton
Mark Litton President and Chief Executive Officer